UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2021

OVID THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38085	46-5270895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway, Suite 15044 New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-661-7661

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OVID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On March 2, 2021, Ovid Therapeutics Inc. (the “Company” or “we” or “our”) entered into a Royalty, License and Termination Agreement (the “New Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”), relating to the prior License and Collaboration Agreement that the Company entered into with Takeda in January 2017 (the “Prior Agreement”).

Under the Prior Agreement, the Company acquired a 50% share in soticlestat through an exclusive license and co-development and co-commercialization collaboration with Takeda. Under the Prior Agreement, the Company led the clinical development of soticlestat and would have been responsible for leading commercialization in North America, Europe, and Israel. The collaboration was structured with the Company and Takeda sharing, on a 50/50 basis, global development and commercialization costs and profits.  In addition, the Company was obligated to pay to Takeda up to $85.0 million in development and regulatory milestone payments, including a potential payment of $50.0 million, or 8% of our outstanding capital stock, at the initiation of the first phase 3 clinical trial.

Under the terms of the New Agreement, upon closing of the transaction, the Prior Agreement will be terminated by mutual agreement, and Takeda will secure rights to the Company’s 50% global share in soticlestat, and an exclusive license under our relevant intellectual property rights, in exchange for an upfront payment, development and commercial milestone payments, and royalties.  Takeda will assume all responsibility for, and costs of, both development and commercialization of soticlestat following closing.

At closing, the Company will receive an upfront payment of $196.0 million and is eligible to receive up to an additional $660.0 million in development, regulatory and sales milestones.  In addition, if soticlestat achieves regulatory approval, we will receive tiered royalties on net sales of soticlestat at percentages ranging from the low double-digits up to 20 percent, subject to standard reductions in certain circumstances.  Royalties are payable on a country-by-country and product-by-product basis during the period beginning on the date of the first commercial sale of such product in such country and ending on the later to occur of the expiration of patent rights covering the product in such country and a specified anniversary of such first commercial sale.

The New Agreement will remain in effect until Takeda’s cessation of commercialization of soticlestat.  The New Agreement may be terminated upon the mutual agreement of the parties, or by either Takeda or the Company, if the closing has not occurred on or before May 14, 2021. The closing of the New Agreement is subject to the satisfaction of customary closing conditions, including review by the appropriate regulatory agencies under the Hart-Scott-Rodino Act.

The foregoing summary of the New Agreement is qualified in its entirety by reference to the full text of the New Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2021. The foregoing summary of the Prior Agreement is qualified in its entirety by reference to the full text of the Prior Agreement, a copy of which was filed as exhibit 10.18 to the Company’s Registration Statement on Form S-1 filed on April 10, 2017.

Item 1.02 Termination of a Material Definitive Agreement.

Under the terms of the New Agreement, the Prior Agreement will terminate by mutual agreement of Takeda and the Company upon closing of the New Agreement. A summary of the material terms and conditions of the Prior Agreement is included in Item 1.01 above and is qualified in its entirety by reference to the full text of the Prior Agreement, a copy of which was filed as exhibit 10.18 to the Company’s Registration Statement on Form S-1 filed on April 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVID THERAPEUTICS INC.

By:	/s/ Thomas M. Perone
Thomas M. Perone
General Counsel & Corporate Secretary

Dated: March 3, 2021